Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K of USD Energy Corp. to be filed with the Securities and Exchange Commission on or about January 6, 2011 of our Independent Auditor’s Report dated December 15, 2010 covering the financial statements of Santa Teresa Minerals, S.A. as of November 30, 2010, December 31, 2009 and 2008 and for the period from inception (July 27, 2008) to November 30, 2010.

/s/ Integral Service
Integral Service
Santiago, Chile

January 5, 2011